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                                                                    Exhibit 10.3
                              M&T BANK CORPORATION

                         ANNUAL EXECUTIVE INCENTIVE PLAN

1.       Objective

         The objective of the M&T Bank Corporation Annual Executive Incentive Plan (the "Plan") is to promote the interests of M&T Bank Corporation by providing key executives with an additional incentive and reward to achieve excellence in management.

2.       Administration of the Plan

         The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of M&T Bank Corporation. No member of the Committee while serving as such shall be eligible for participation in the Plan. The Committee has exclusive and final authority in all determinations affecting the Plan and its participants. The Committee shall have the authority to interpret the Plan, to set up and review the rules and regulations relating to the Plan, and to make any other determination that it believes necessary or advisable for the administration of the Plan.

3.       Participation

         Participation in the Plan shall be determined by the Committee and is limited to those executives who are members of the Management Group.

4.       Bonus Pool

         The bonus pool shall be established annually by the Committee. In doing so, the Committee shall consider M&T Bank Corporation's profitability as well as the number of potential participants. The Committee may establish a minimum threshold of after-tax profit in each year below which no bonus pool will be established. At year end, the Committee may increase the established bonus pool at its discretion in accordance with its views on management's contribution to profitability, provided such increase is no more than 50 percent.

5.       Award

         Payments awarded under the Plan will be determined by the Committee. Awards are determined on a discretionary basis which takes into account M&T Bank Corporation's overall performance, the performance of the strategic business units for which M&T Bank Corporation's executive officers are responsible and the executive officers' individual performances. It is not required that every Plan participant be awarded a bonus.




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6.       Payment

         All payments awarded under the Plan will be paid in cash within a reasonable period after performance achievements have been finalized, reviewed and approved by the Committee, unless the participant has elected to defer part or all of the award.

7.       Right to Payment of Award

         A participant shall have no right to receive payment for any part of the award and the award shall be forfeited unless he/she remains an employee of M&T Bank Corporation or its subsidiaries at all times from his or her date of selection as a participant in any particular year through a date which is the earliest to occur of (a) December 31 of the year for which the award is granted, (b) normal retirement date, (c) death or (d) total disability. The Committee may, if in its opinion circumstances warrant such action, approve payment of any part or all of an award which would otherwise be forfeited as a result of a participant failing to remain an employee of M&T Bank Corporation or its subsidiaries for the required period.

8.       Miscellaneous

         (a) A participant's rights and interests under the Plan may not be assigned or transferred. In the case of a participant's death, any payment which may be awarded under the Plan shall be made to his/her designated beneficiary, or in the absence of such designation, shall be made to his/her estate.

         (b) No employee or other person shall have any claim or right to be granted an award under the Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of M&T Bank Corporation or its subsidiaries. M&T Bank Corporation shall have the right to deduct from all awards any taxes required by law to be withheld with respect to such awards.

         (c) As used in this Plan, "total disability" means complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a participant was employed by M&T Bank Corporation or its subsidiaries when such disability commenced. All determinations as to the date and extent of such disability shall be made by the Committee, upon the basis of such evidence as the Committee deems necessary and appropriate.

9.       Amendment, Suspension and Termination

         The Committee reserves the right at any time to amend, suspend or terminate the Plan, if in its sole judgement, such amendment, suspension or termination is deemed necessary or appropriate.


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10.      Effective Date of the Plan

         The Plan shall be effective as of January 1, 1993, and together with any amendments thereto, shall continue from year to year until suspended or terminated by the Committee. The fiscal year of the Plan shall be January 1 through December 31.

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